Exhibit 3.1

ARTICLES OF INCORPORATION

OF

ROCKETFUEL BLOCKCHAIN, INC.

(Conformed copy incorporating all amendments through September 25, 2018)

The undersigned, a natural person being more than eighteen years of age, acting as incorporator of a corporation pursuant to the provisions of the General Corporation Laws of the State of Nevada, does hereby adopt the following Articles of Incorporation for such corporation:

Article I

Name

The name of the corporation is RocketFuel Blockchain, Inc.

Article II

Duration

The duration of the corporation is perpetual.

Article III

Purposes

The purposes for which this corporation is organized are:

Section 1. To engage in any lawful business or activity which may be conducted under the laws of the State of Nevada or any other state or nation wherein this corporation shall be authorized to transact business.

Section 2. To purchase or otherwise acquire, own, mortgage, sell, manufacture, assign and transfer or otherwise dispose of, invest, trade, deal in and with real and personal property, of every kind, class and description.

Section 3. To issue promissory notes, bonds, debentures and other evidences of indebtedness in the furtherance of any of the stated purposes of the corporation.

Section 4. To enter into or exercise contracts of any kind and character, sealed or unsealed, with individuals, firms, associations, corporations (private, public or municipal), political subdivisions of the United States or with the Government of the United States.

Section 5. To acquire and develop any interest in patents, trademarks and copyrights connected with the business of the corporation.

Section 6. To borrow money, without limitation, and give a lien on any of its property as security for any borrowing.

Section 7. To acquire by purchase, exchange or otherwise, all or any part of, or any interest in, the properties, assets, business and good will of any one or more persons, firms, associations or corporations either within or out of the State of Nevada heretofore or hereafter engaged in any business for which a corporation may now or hereafter be organized under the laws of the State of Nevada; pay for the same in cash, property or the corporation’s own securities; hold, operate, reorganize, liquidate, sell or in any manner dispose of the whole or any part thereof; and in connection therewith, assume or guaranty performance of any liabilities, obligations or contracts of such persons, firms, associations or corporations and to conduct the whole or any part of any business thus acquired.

Section 8. To purchase, receive, take, acquire or otherwise acquire, own and hold, sell, lend, exchange, reissue, transfer or otherwise dispose of, pledge, use, cancel and otherwise deal in and with the corporation’s shares and its other securities from time to time to the extent, in the manner and upon terms determined by the Board of Directors; provided that the corporation shall not use its funds or property for the purchase of its own shares of capital stock when its capital is impaired or when the purchase would cause any impairment of the corporation’s capital, except to the extent permitted by law.

Section 9. To reorganize, as an incorporator, or cause to be organized under the laws of any state of the United States of America, or of any commonwealth, territory, agency or instrumentality of the United States of America, or of any foreign country, a corporation or corporations for the purpose of conducting and promoting any business or purpose for which corporations may be organized, and to dissolve, wind up, liquidate, merge or consolidate any such corporation or corporations or to cause the same to be dissolved, wound up, liquidated, merged or consolidated,

Section 10. To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any of the objects herein enumerated, or which shall at any time appear conductive to or expedient for the protection or benefit of the corporation.

Article IV
Capitalization

Section 1. The Aggregate number of shares which this corporation shall have authority to Issue is three hundred million (300,000,000) shares, consisting of (a) two hundred fifty million (250,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”) and (b) fifty million (50,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

Section 1.1 Preferred Stock. Shares of Preferred Stock may be issued in any number of series from time to time by the Board of Directors, subject to the rights of any holders of Preferred Stock as described herein, and the Board of Directors, pursuant to the Corporation’s Articles of Incorporation and Bylaws, is expressly authorized to fix by resolution or resolutions the designations and the voting powers, preferences, rights and qualifications, limitations or restrictions, if any, of the preferred stock, in one or more series.

Section 2. The shareholders shall have no preemptive rights to acquire any shares of this corporation.

Section 3. The common and preferred stock of the corporation, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.

Section 4. Reverse Split. Immediately upon the filing of this Certificate of Amendment to the Articles of Incorporation, each outstanding share of Common Stock of the Corporation shall be automatically exchanged, without further action, for 0.02 shares of Common Stock (the “Reverse Split”). All share and per-share amounts set forth in this Certificate of Amendment to the Articles of Incorporation shall continue to be effective after giving effect to the Reverse Split, and, accordingly, no further adjustment in accordance with the terms of this Certificate of Amendment to the Articles of Incorporation shall be necessary. The Reverse Split shall occur automatically without any further action by the holders of the shares of Common Stock and whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. The Reverse Split Will be effected on a certificate-by-certificate basis, and any fractional shares resulting from such combination shall be rounded up to the nearest whole share on a certificate-by-certificate basis. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock resulting from the Reverse Split unless the certificates evidencing such shares of Common Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred in connection with such certificates. The Corporation shall as soon as practicable after such delivery (or such agreement and indemnification in the case of a lost, stolen or destroyed certificate) issue and deliver at such office to such holder of Common Stock a certificate or certificates for the number of shares of Common Stock, as the case may be, to which he or she shall be entitled as aforesaid.

Article V

Principal Office

The address of the registered office and registered agent of the corporation is Gateway Enterprises, 3230 E. Flamingo Road, Suite 156, Las Vegas, Nevada, zip code 89121, Clark county. The corporation may maintain such other office, either within or out of the State of Nevada, as the Board of Directors may from time to time determine or the business of the corporation may require.

Article VI

Directors

The corporation shall be governed by a Board of Directors. There shall be one (1) or more directors as to serve, from time to time, as elected by the Shareholders, or by the Board of Directors in the case of a vacancy. The original Board of Directors shall be comprised of one (1) person and the name and address of the person who is to serve as director until the first annual meeting of shareholders and until successors are elected is:

Elwood Shepherd

4685 South Highland Dr., Suite 202

Salt Lake City, UT 84117

Article VII

Indemnification

As the Board of Directors may from time to time provide in the By-laws or by resolution, the corporation may indemnify its officers, directors, agents and other persons to the full extent permitted by the laws of the State of Nevada.

Article VIII

Incorporator

The name and address of the incorporator is:

Elwood Shepherd

4685 South Highland Dr., Suite 202

Salt Lake City, UT 84117

Article IX
Controlling Interest

The provisions of NRS 78.378 to 78.3793 inclusive shall not be applied to any acquisition of a controlling interest in the corporation.